Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Alexandra Geller

Cornerstone OnDemand

Phone: +1 (310) 752-1870

ageller@csod.com

Media Contact:

Elizabeth Flax

Cornerstone OnDemand

Phone: +1 (310) 752-1860

eflax@csod.com

Cornerstone OnDemand Adds Etsy CFO Kristina Salen

to its Board of Directors

SANTA MONICA, Calif., July 9, 2014 – Cornerstone OnDemand Inc. (NASDAQ: CSOD), a global leader in cloud-based talent management software solutions, today announced that Kristina Salen, chief financial officer of online marketplace Etsy, has been elected to Cornerstone OnDemand’s board of directors effective as of July 8, 2014.

Salen has served as chief financial officer of Etsy, an online marketplace, since January 2013. From January 2006 to January 2013, Salen served in several roles at Fidelity Investments, one of the largest mutual fund and financial services groups in the world, including as global sector leader of media, internet and telecommunications. Salen holds a B.A. in Political Science from Vassar College and an M.B.A. from Columbia University.

“Having first led investments in many of today’s foremost technology companies, and now as a leader in one of the fastest growing consumer Internet companies, Kristina is a strong financial and operating executive with a keen understanding of today’s technology landscape,” said Adam Miller, president and CEO of Cornerstone OnDemand. “I am very pleased to welcome Kristina to our board of directors and am excited to work with her to continue Cornerstone’s innovation and growth.”

“Cornerstone has continually strengthened its position not only as a leader in the talent management market, but also in the broader technology space. I look forward to supporting the company’s success in driving innovation and empowering the new world of work,” commented Salen.

In connection with Salen’s election, Byron Deeter, partner at Bessemer Venture Partners, resigned from Cornerstone OnDemand’s board of directors, effective as of July 8, 2014. Miller commented, “Byron has been a fantastic advisor, partner and friend in helping us build a world-class technology company. We want to thank Byron for his invaluable insights and wish him continued success as an incredibly accomplished venture investor.”

About Cornerstone OnDemand

Cornerstone OnDemand is a leader in cloud-based applications for talent management. The company’s solutions help organizations to recruit, train, manage and engage their employees, empowering their people and increasing workforce productivity. Based in Santa Monica, California, the company’s solutions are used by over 1,700 clients worldwide, spanning more than 14.5 million users across 191 countries and 41 languages. For more information about Cornerstone, visit csod.com. Read Cornerstone’s blog at csod.com/blog or follow the company on Twitter at twitter.com/CornerstoneInc and on Facebook at facebook.com/CSODcommunity.

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Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand Inc.